Exhibit 99.1

Evergreen Energy Signs Definitive Agreement to Sell its Landrica
Development Company Assets Including the Fort Union Plant
- Sale to provide approximately $8.3 million -

DENVER, August 24, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE) today announced that it has signed a definitive agreement with Synthetic Fuels LLC for the sale of the assets of its Landrica Development Company, including the Fort Union plant and associated property located near Gillette, WY.
The sale will provide approximately $8.3 million of available cash to the Company, comprised of: (i) cash payments of $2.0 million, payable $500,000 at closing, an additional $500,000 on the first anniversary of closing and $1.0 million on the second anniversary of closing; and (ii) the release of approximately $6.3 million of reclamation bonds upon the replacement of such bonds by Synthetic Fuels.  The obligation to replace the reclamation bonds is evidenced by a secured promissory note in the amount of $6.3 million payable 12 months following the closing.  The sale is anticipated to close in the fourth quarter of 2010 and is subject to customary closing conditions.  Proceeds of the sale will be used for general working capital purposes.
“The sale of Landrica and the Fort Union plant represents the achievement of another significant milestone as Evergreen completes the goal to shed non-core assets and evolve into a pure clean technology company,” stated Thomas H. Stoner, CEO and director of Evergreen.  “This transaction and the recent sale of Buckeye will allow our team to further focus on building revenue and net income via our two clean technologies – GreenCert™ and K-Fuel® – thereby delivering value to our shareholders.”
Evergreen Energy’s Fort Union facility is a 1,200 acre non-producing coal mine located northwest of Gillette, WY.  Site activities at Fort Union have been limited primarily to laboratory testing and site maintenance activities required for safety and environmental management purposes since 2008.   In conjunction with the sale, a separate agreement will be negotiated with the Buyer, which will allow Evergreen to continue to perform feedstock validation testing in its existing laboratory at the site.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Synthetic Fuels LLC
Synthetic Fuels LLC is a Colorado company formed by energy executive James Nairne of Dallas. Synthetic Fuels has rights to proprietary coal gasification/liquefaction technology, with plans to utilize this technology in the construction and operation of a commercial coal-to-liquids facility on the Ft. Union site.

Nairne and his team of professionals have over fifty years of experience in energy project development, including conventional electrical generation from hydrocarbons as well as from renewable sources. "America is not short of energy sources." Nairne said. "What we lack are liquid transportation fuels from domestic resources. Using our vast coal reserves as feedstock for diesel and jet fuels, our mission is to give our contribution to American energy security."

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by an unfavorable decisions in the Buckeye litigation, which will limit our ability to utilize the proceeds received from the sale of Buckeye, completion of the sale of Ft. Union and the release of the bond funds, and our ability to raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com

2